UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report: April 11, 2008
(Date of earliest event reported)
AGILYSYS, INC.

(Exact name of registrant as specified in its charter)

Ohio	000-5734	34-0907152

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2255 Glades Road, Suite 301E, Boca Raton, Florida	33431

(Address of principal executive offices)	(ZIP Code)
Registrant’s telephone number, including area code: (561) 999-8700
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On April 11, 2008, Agilysys, Inc. (the “Company”) announced it amended the original earn-out agreement payable to former shareholders of Innovativ Systems Design, Inc., a Sun Microsystems reseller.
Agilysys acquired Innovativ on July 2, 2007, for $100 million in cash, and additional consideration based on financial performance. As described in the Company’s July 6, 2007 Current Report on Form 8-K concerning the acquisition of Innovativ, Agilysys originally agreed to pay an earn-out of two dollars for every dollar of earnings before interest, taxes, depreciation and amortization (EBITDA) greater than $50 million in cumulative EBITDA over the first two years after closing the acquisition. The original agreement limited the maximum earn-out payment to $90 million.
Under the amended agreement, Agilysys will pay $35 million to all shareholders of Innovativ and, as part of this agreement, non-employee shareholders will receive no additional payments. In addition, the maximum total payout under the earn-out is reduced to $58.65 million, inclusive of the $35 million paid now. The EBITDA target required for the remaining employee shareholders to be eligible for an additional payout is now $67.5 million in cumulative EBITDA over the first two years after the close of the acquisition.
The public announcement was made by means of a press release, the text of which is set forth in Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

99.1	Press release, dated April 11, 2008, announcing that the Company amended the original earn-out agreement payable to former shareholders of Innovativ Systems Design, Inc., a Sun Microsystems reseller.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILYSYS, INC.
By:	/s/ Martin F. Ellis
Martin F. Ellis
Executive Vice President, Treasurer and Chief Financial Officer

Date: April 11, 2008

Exhibit Index

Exhibit
Number	Description
99.1	Press release, dated April 11, 2008, announcing that the Company amended the original earn-out agreement payable to former shareholders of Innovativ Systems Design, Inc., a Sun Microsystems reseller.